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                                                                   EXHIBIT 10.46


                      [UNION BANK OF CALIFORNIA LETTERHEAD]

                           AMENDMENT AND WAIVER LETTER


                                                  UNION BANK OF CALIFORNIA
                                                  500 S. Main Street, Suite 200
                                                  Orange CA 92868


March 30, 1999

Mr. William Healey, President
SMARTFLEX SYSTEMS, INC.
14312 Franklin Avenue
Tustin, CA 92680-7028

Re: THIRD AMENDMENT AND WAIVER ("Amendment" or "Waiver") to the Amended and Restated Loan Agreement dated September 26, 1997 (this Amendment and the Amended and Restated Loan Agreement together called the "Agreement")

Dear Mr. Healey:

In reference to the Agreement defined above between UNION BANK OF CALIFORNIA, N.A. ("BANK") AND SMARTFLEX SYSTEMS, INC. ("Borrower"), Bank and Borrower desire to amend the Agreement and waive certain breaches of the Agreement. Capitalized terms used herein which are not otherwise defined shall have the meanings given them in the Agreement.

        1.     Amendments to the Agreement:

               (a) Section 4.6, is hereby amended in its entirety to read as follows:

                      "TANGIBLE NET WORTH. From December 31, 1998, Borrower will at all times maintain Tangible Net Worth of not less than THIRTY MILLION DOLLARS ($30,000,000). Thereafter, Borrower will at all times maintain a minimum Tangible Net Worth that increases from said amount as of the end of each of Borrower's fiscal years by seventy-five percent (75%) of Borrower's net profit after taxes plus one hundred percent (100%) of any new equity capital additions plus one hundred percent (100%) of the cumulative amortization of goodwill for fiscal periods ending subsequent to December 31, 1998. "Tangible Net Worth" shall mean net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors)."

               (b) Section 4.7, is hereby amended in its entirety to read as follows:


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Smartflex Systems, Inc.
Third Amendment to Amended and Restated Loan Agreement
March 30, 1999
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                      "DEBT TO TANGIBLE NET WORTH. Borrower will at all times
                      maintain a ratio of total liabilities to tangible net worth of not greater than 1.75 to 1.00."

               (c) Section 4.8, is hereby amended in its entirety to read as follows:

                      "PROFIT FROM OPERATIONS. Borrower will maintain a net profit from operations, as defined by generally accepted accounting principles, of any positive amount for each fiscal year; provided, however, restructuring charges in amounts not to exceed Four Million Five Hundred Thousand Dollars ($4,500,000) shall be excluded from the calculation for the fiscal year ending on or about December 31, 1999."

               (d) Section 4.9 shall be deleted in its entirety and replaced with the following:

                      "FIXED CHARGE COVERAGE. Borrower will maintain a ratio of Cash Flow to Fixed Charges of not less than 1.85 to 1.00. Compliance with this subsection shall be measured at the end of each fiscal quarter. "Cash Flow" shall mean earnings before interest, taxes, depreciation and amortization ("EBITDA") to which rent expense and lease expense are added for the twelve (12) months immediately preceding the date of calculation. "Fixed Charges" shall mean that portion of long term debt and capital leases coming due within twelve (12) months to which taxes, rent, lease expense and interest expense are added for the twelve (12) month period immediately preceding the date of calculation."

               (e) Section 4.10 shall be amended by substituting (1) the ratio ".9:1.0" for the ratio "1.25:1.0" and (2) the date "December 31, 1999" for the date "6/30/98.

               (f) Section 5.3 is hereby amended by substituting the amount "Three Million Dollars ($3,000,000)" for the amount "Ten Million Dollars ($ 10,000,000)" appearing in the last line thereof.

               (g) Section 5.6 is hereby amended in its entirety to read as follows:

                      "LOSSES. Borrower will not incur 2 or more consecutive quarterly net losses in any fiscal year subsequent to June 30, 1999."

               (h)    Section 5.10 is hereby added in its entirety as follows:

                      "CAPITAL EXPENDITURES AND LEASE OBLIGATIONS. Borrower will not acquire by purchase, nor become obligated as a lessee under capital leases or operating leases for obtaining the use of, property, plant and equipment




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Smartflex Systems, Inc.
Third Amendment to Amended and Restated Loan Agreement
March 30, 1999
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                      whose cost exceeds Twelve Million Dollars ($12,000,000)
                      for the two (2) year period ending December 31, 2000.

        2.     Waivers to the Agreement:

               (a)    Bank hereby provides a waiver of Borrower's breach of
                      Section 1.3 of the Agreement.

                             "The proceeds of the Term Loan I shall be used to purchase real property.

               (b) Borrower has advised Bank of its purchase of certain assets and assumption of certain obligations of Tanon Manufacturing, Inc. ("Tanon"), a wholly owned subsidiary of EA Industries on or about February 2, 1999 for total consideration of approximately $15,000,000 (the "Transaction"). Borrower acknowledges that the Transaction constitutes Events of Default under Section 5.3 of the Loan Agreement (which prohibits acquisitions which are consummated, in whole or in part, with Loans from Bank, and which exceed Ten Million Dollars ($10,000,000) per transaction), and Section 5.5 of the Loan Agreement (which prohibits the purchase of debt or equity in another entity), unless Bank agrees to waive such Events of Default as provided for in this Amendment.

                             Bank's agreement to waive the aforementioned Events of Default is hereby made subject to the following conditions:

                             (1) On or before April 15, 1999, Borrower shall provide a copy of the definitive purchase agreement evidencing the Transaction and executed by the parties thereto.

In consideration for the Amendment and Waiver, Borrower shall pay to Bank a fee of Thirty Five Thousand Dollars ($35,000) concurrent with the execution and return of the acknowledgement copy specified below.

Except as specifically amended hereby, the Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Third Amendment and Waiver shall not be a waiver of any existing or future default or breach of a condition or covenant unless specified herein.



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Smartflex Systems, Inc.
Third Amendment to Amended and Restated Loan Agreement
March 30, 1999
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This Third Amendment and Waiver shall become effective when Bank shall have received the acknowledgment copy of this Third Amendment and Waiver executed by Borrower.

Very truly yours,

UNION BANK OF CALIFORNIA, N.A.

By  //s//  Robert Thomas                   AGREED AND ACCEPTED TO THIS 31ST
   -------------------------------------   DAY OF MARCH, 1999
           Robert Thomas
           Vice President                  SMARTLFEX SYSTEMS, INC.


                                           By:   //s//  William L. Healey
                                               ---------------------------------
                                                        William Healey
                                                        Title:  President

By: //s//  Jim Heim
    ------------------------------------
           Jim Heim
           Vice President